SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         Amendment No. 1 to SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   786475103
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)


                                January 22, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)             [X]  Rule 13d-1(c)             [_]  Rule 13d-1(d)

                              CUSIP NO. 786475103

________________________________________________________________________________
1.   Name and I.R.S. Identification No. of Reporting Persons (entities only)

     Wynnefield Partners Small Cap Value, L.P. 13-3688497

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)  [X] Reporting Person is affilaited with other persons (see pages 2 and
              3)
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   Citizenship or Place of Organization

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power

   SHARES           264,150
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power

  REPORTING         264,150
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned By Each Reporting Person

     264,150 shares
________________________________________________________________________________
10. Check Box if The Aggregate Amount in Row (9) Excludes Certain Shares [_] (See Instructions)


________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     3.65
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     PN
________________________________________________________________________________


                              (Page 1 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         Amendment No. 1 to SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   786475103
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)


                                January 22, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)             [X]  Rule 13d-1(c)             [_]  Rule 13d-1(d)

                              CUSIP NO. 786475103

________________________________________________________________________________
1.   Name and I.R.S. Identification No. of Reporting Persons (entities only)

     Wynnefield Partners Small Cap Value, L.P. - I  13-3953291

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)  [X] Reporting Person is affilaited with other persons (see pages 1 and
              3)
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   Citizenship or Place of Organization

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power

   SHARES           307,900
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power

  REPORTING         307,900
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned By Each Reporting Person

     307,900 shares
________________________________________________________________________________
10. Check Box if The Aggregate Amount in Row (9) Excludes Certain Shares [_] (See Instructions)


________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     4.26
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     PN
________________________________________________________________________________


                              (Page 2 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         Amendment No. 1 to SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                Safety 1st, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   786475103
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)


                                January 22, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)             [X]  Rule 13d-1(c)             [_]  Rule 13d-1(d)

                              CUSIP NO. 786475103

________________________________________________________________________________
1.   Name and I.R.S. Identification No. of Reporting Persons (entities only)

     Wynnefield   Partners  Small  Cap  Value   Offshore  Fund,   Ltd.  (No  IRS
     Identification No.)

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)  [X] Reporting Person is affilaited with other persons (see pages 1 and
              2)
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   Citizenship or Place of Organization

     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power

   SHARES           139,000
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power

  REPORTING         139,000
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned By Each Reporting Person

     139,000 Shares
________________________________________________________________________________
10. Check Box if The Aggregate Amount in Row (9) Excludes Certain Shares [_] (See Instructions)


________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     1.92
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     CO
________________________________________________________________________________


                              (Page 3 of 5 Pages)

Item 1(a).  Name of Issuer:

            Safety 1st, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            210 Boylston Street, Chestnut Hill, Massachusetts 02167

Item 2(a).  Names of Persons Filing:

            Wynnefield Partners Small Cap Value,L.P. ("Partners")

            Wynnefield Partners Small Cap Value, L.P.I ("Partners I")

            Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            One Penn Plaza, Suite 4720, New York, NY 10119

Item 2(c).  Citizenship:

            Partners and Partners I are Delaware limited partnerships

            Fund is a Cayman Islands company

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:  786475103

Item 3.   If this  statement is filed  pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

          If this statement is filed pursuant to Rule 13d-1(c), check this box |X|.

Item 4.  Ownership:

          (a)  Amount  beneficially  owned  by all  reporting  persons:  711,050
               Shares

          (b)  Percent of class: 9.83

          (c)  Number of shares as to which the reporting persons have:

               (i)   sole power to vote or to direct the vote 711,050

               (ii)  shared power to vote or to direct the vote - -

               (iii) sole power to dispose or to direct the disposition 711,050

               (iv)  shared power to dispose or to direct the disposition - -

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.


                              (Page 4 of 5 Pages)

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          None of the reporting persons who have filed this schedule is a person in clause (ii) of ss.240.13d-1(b)(1).

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


Dated:  February 1, 1999

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                                   By:  WYNNEFIELD CAPITAL MANAGEMENT, LLC


                                        By: /S/Nelson Obus
                                            ------------------------------------
                                            Nelson Obus, Managing Member


                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                   By:  Wynnefield Capital, Inc.

                                        By: /S/Nelson Obus
                                            ------------------------------------
                                            Nelson Obus, Vice President


                              (Page 5 of 5 Pages)